Exhibit 99.1

Retractable Technologies, Inc. Announces Results as of September 30, 2018

LITTLE ELM, Texas, November 15, 2018—Retractable Technologies, Inc. (NYSE American: RVP) reports the following results of operations for the three and nine months ended September 30, 2018 as compared to results for the same period in the prior year.

Comparison of Three Months Ended September 30, 2018 and September 30, 2017

Domestic sales accounted for 88.7% and 80.3% of the revenues for the three months ended September 30, 2018 and 2017, respectively.  Domestic revenues increased 4.7% principally due to sales of EasyPoint® needles.  Domestic unit sales increased 19.7%.  Domestic unit sales were 85.8% of total unit sales for the three months ended September 30, 2018.  International revenue and unit sales decreased 45.7% and 49.6%, respectively, due to decreased volumes.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales increased 0.2%.

The Cost of manufactured product decreased by 1.6% principally due to lower average cost.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 1.9% due to higher gross sales.

Gross profit decreased 14.2% primarily due to lower average sales prices.

Operating expenses decreased 13.3%.  The decrease was due to lower legal expenses, lower travel and entertainment costs, and lower employee costs.

Our operating loss was $60,226 compared to an operating loss for the same period last year of $32,858 due primarily to lower gross profit mitigated by lower operating expenses.

Comparison of Nine Months Ended September 30, 2018 and September 30, 2017

Domestic sales accounted for 86.6% and 81.5% of the revenues for the nine months ended September 30, 2018 and 2017, respectively.  Domestic revenues increased 6.4% principally due to sales of EasyPoint® needles.  Domestic unit sales increased 14.2%.  Domestic unit sales were 81.3% of total unit sales for the nine months ended September 30, 2018.  International revenue and unit sales decreased 27.6% and 26.4%, respectively, due to decreased volumes.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales increased 3.6%.

The Cost of manufactured product was flat due to higher volumes offset by lower average costs.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 5.0% due to higher gross sales.

Gross profit decreased 0.9% primarily due to slightly higher royalty costs.

Operating expenses decreased 13.7%.  The decrease was due to lower legal expenses, bonuses paid in 2017, lower employee cost, reduction in share-based compensation, and lower travel and entertainment costs.

Our operating loss was $1.2 million compared to an operating loss for the same period last year of $2.5 million due primarily to lower operating expenses.

Further details concerning the results of operations as well as other matters are available in Retractable’s 10-Q filed on November 14, 2018 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: potential tariffs, Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer